United States securities and exchange commission logo





                     November 10, 2022

       Thomas George
       Chief Financial Officer
       Genesco Inc.
       535 Marriott Drive
       Nashville, TN 37214

                                                        Re: Genesco Inc.
                                                            Form 10-K for
Fiscal Year Ended January 29, 2022
                                                            Filed March 23,
2022
                                                            File No. 001-03083

       Dear Thomas George:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services